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                         FIRST AMENDMENT

                              TO THE

                    MERIDIAN DIAGNOSTICS, INC.

                   SAVINGS AND INVESTMENT PLAN

               (Restatement Effective May 1, 1994)


    WHEREAS, Meridian Diagnostics, Inc. (the "Company") sponsors the Meridian Diagnostics, Inc. Savings and Investment Plan (the
"Plan"); and

     WHEREAS, the Company wants to add an employer stock fund to the Plan;

     NOW THEREFORE, effective as of January 1, 1996, the Plan is amended as follows:

1. Section 4.02 Investment of Accounts shall be revised to provide:

     4.02.     Investment of Accounts

          The Trustee shall create and maintain the Meridian Stock Fund consisting of Meridian Stock and cash or cash equivalents needed to meet the obligations of such fund or for the purchase of Meridian Stock. The Plan Administrator will direct the Trustee to create and maintain three or more additional investment funds according to investment criteria established by the Plan Administrator. The Plan Administra-tor has the right to direct the Trustee to merge or modify any existing investment funds (other than the Meridian Stock
     Fund), or to create additional investment funds.

          Each Participant has the right to direct, in multiples of five percentage points, that his Account and contribu-tions be invested in one or more investment funds.

          A Participant may make or change an investment direc-tion as of the first day of a quarter of the Plan Year by submitting an instruction in a way prescribed by the Plan Administrator, at least 30 days in advance (or such greater or lesser period as the Plan Administrator may establish for purposes of administrative convenience). An investment instruction must be accompanied by the payment of a reason-able charge established by the Plan Administrator to defray the administrative expense of processing the investment direction.



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          No more than $500,000 of a Participant's Rollover
     Account may be invested in the Meridian Stock Fund.

2.   Section 4.03 Investment in Meridian Stock, Section 4.04
Voting Meridian Stock and Section 4.05 Tender Offers shall be added to provide:

     4.03 Investment in Meridian Stock

          One of the purposes of the Plan is to provide Participants with ownership interests in the Employer, and to the extent practicable, all available assets of the Meridian Stock Fund shall be used to purchase Meridian Stock, which shall be held by the Trustee until distribution or sale for distribution of cash to Participants or Benefi-ciaries or until disposition is required to implement chang-es in investment designations. Up to 100% of the Trust Fund may be invested in Meridian Stock as a result of the opera-tion of this section.

          Except to the extent necessary to comply with Federal and state law, the Plan Administrator is responsible for establishing procedures to safeguard the confidentiality of information relating to Participants' investment directions into or out of the Meridian Stock Fund and the exercise of tender or similar rights with respect to Meridian Stock in the Plan. The Plan Administrator will appoint an indepen-dent fiduciary to carry out this responsibility in any situation which the Plan Administrator determines involves a potential for undue Employer influence upon Participants with regard to the exercise of shareholder rights.

     4.04.     Voting Meridian Stock

          Each Participant will be entitled to direct the manner in which any Meridian Stock held in his Account will be voted or not voted. The Plan Administrator will establish procedures for the notification of Participants of matters on which a vote is to be taken and for the giving of voting directions. The Plan Administrator will have the power to direct the Trustee in the voting of Meridian Stock when no direction is given by a Participant. In the absence of directions from the Participant and the Plan Administrator, the Trustee will not vote Meridian Stock.

     4.05.     Tender Offers

          Each Participant shall have the sole right to direct the Trustee as to the manner in which to respond to a tender


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or exchange offer for Meridian Stock allocated to such
Participant's Account. The Plan Administrator shall use its best efforts to notify or cause to be notified each Participant of any tender or exchange offer to holders generally of Meridian Stock, together with appropriate forms for directing the Trustee as to the manner in which to respond to such tender or exchange offer. Upon timely receipt of directions from a Participant, the Trustee shall respond to the tender or exchange offer in accordance with, and only in accordance with, such directions. If the Trustee does not receive timely directions from a Participant under this section, the Trustee shall not tender, sell, convey or transfer any Meridian Stock allocated to a Participant's Account in response to any tender or exchange offer.

          The Trustee will respond to a tender or exchange offer as to unallocated Meridian Stock as directed by a committee, duly constituted under the Code of Regulations of the Em-ployer, made up of members of the Board of Directors who are not Employees, officers or 5% shareholders of the Employer. If no such direction is received, or if no members of the Board of Directors are not Employees, officers or 5% share-holders of the Employer, the Trustee shall respond to a tender or exchange offer as to unallocated Meridian Stock in such manner as the Trustee shall determine in its sole discretion.

3. Paragraph (c) of Section 5.02 Method of Adjustment shall be revised to provide:

          (c) Earnings and losses of the Trust Fund will be allocated to the Participant's Account according to the Participant's adjusted Account and the portion of the Participant's Account invested in an investment fund.

4. Paragraph (c) of Section 11.01 Method of Payment shall be revised to provide:

          (c) Optional Forms. A Participant may elect, subject to the provisions of paragraph (b), on forms provided by the Plan Administrator, to receive his benefit under the Plan in any one of the following methods of payment:

               (i)  a cash lump sum;

               (ii) a lump sum consisting of:  (A) the greatest
                    whole number of shares of Meridian Stock which can be distributed on the basis of the portion of the Participant's vested Account

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                    balance invested in the Meridian Stock Fund;
                    (B) where administratively practicable, the greatest whole number of shares of each of the other investment funds which can be distributed on the basis of the portion of the Participant's vested Account balance invested in each of the other investment funds; and (C) cash for any fractional shares and for the portion of the Participant's vested Account balance invested in any investment funds where distribution of shares is not administratively practicable;

             (iii) periodic cash installments over a period of time to be elected by the Participant;

               (iv) an annuity for the life of the Participant;
                    or

               (v) an immediate annuity for the life of the Participant with a survivor annuity for the life of the Participant's Beneficiary which is equal to 50%, 75% or 100% of the amount of the annuity which is payable during the joint lives of the Participant and his Beneficiary.

5.   Section 13.02 Trustee's Responsibilities Regarding Meridian
Stock shall be added to the Plan to provide:

     13.02.    Trustee's Responsibilities Regarding Meridian
Stock

          The Trustee may purchase and sell Meridian Stock for the Plan wherever Meridian Stock is traded, in the over-the-counter market or in negotiated transactions. The Trustee shall not actively manage the Meridian Stock Fund. Meridian Stock shall be systematically purchased or sold by the Trustee, pursuant to Participants' directions, as soon as administratively practicable after the Trustee receives contributions and/or the dates as of which Participants are permitted to change investment directions under the Plan. All transactions in Meridian Stock will be at the then current market price as quoted on the exchange or quotation system where Meridian Stock is traded. Neither the Employer nor any of its Affiliates nor the Plan Administrator may exercise any control or influence over the times when, or the prices at which, shares of Meridian Stock are purchased or sold by the Trustee, the amount of Meridian Stock to be purchased or sold, the manner in which purchases or sales are made, or the selection of the broker or dealer through, from or to whom the purchases or sales are executed or made.

6.   The following definitions shall be added to Section 21
Definitions:

          "Meridian Stock" means stock or other securities of the Employer permitted to be held by the Plan under the Employee
     Retirement Income Security Act of 1974 and the Code.

          "Meridian Stock Fund" means the investment fund consisting of Meridian Stock and cash or cash equivalents needed to meet the obligations of such fund or for the purchase of Meridian Stock.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed the _____ day of ___________________, 19____.

                               MERIDIAN DIAGNOSTICS, INC.


                               By: ___________________________

                               Name (Print): _________________

                               Title:_________________________